UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 5, 2016

Dimension Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37601	46-3942159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

840 Memorial Drive, 4th Floor Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 401-0011

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 5, 2016, Dimension Therapeutics, Inc. (the “Company”) entered into a Research, Collaboration & License Agreement (the “Collaboration Agreement”) with The Trustees of the University of Pennsylvania (“Penn”). The Collaboration Agreement provides the terms for the Company and Penn to collaborate with respect to the pre-clinical development of gene therapy products for the treatment of Wilson Disease, Phenylketonuria and Citrullinemia Type I (each, a “Subfield”). The pre-clinical development activities of Penn will be overseen by James M. Wilson, M.D., Ph.D. and conducted at the Wilson Laboratory at Penn. The Company will fund the cost of the research in accordance with a mutually agreed-upon research budget and will be responsible for clinical development and commercialization of the licensed products.

Under the Collaboration Agreement, Penn granted the Company an exclusive, worldwide, royalty-bearing right and license (with the right to sublicense) to certain patent rights arising out of the research program, subject to certain retained rights, and a non-exclusive, worldwide, royalty-bearing right and license (with the right to sublicense) to certain background patent rights, certain know-how, and certain materials, in each case to research, develop, make, have made, use, sell, offer for sale, commercialize and import licensed products in each Subfield for the term of the Collaboration Agreement. Additionally, on a Subfield-by-Subfield basis, Penn shall not grant to any commercial third party the right to use certain data resulting from the research program related to such Subfield for a certain period of time, such period of exclusivity being longer for data that relates solely to development candidates. The Wilson Laboratory is also prohibited from conducting any commercially sponsored research, development, manufacturing or commercialization of certain gene therapy products directed to a Subfield for a certain period of time following completion of the research program in connection with such Subfield.

On the effective date of the Collaboration Agreement, the Company paid to Penn a one-time, non-refundable issue fee and research payment. As additional consideration for the licenses granted under the Collaboration Agreement, the Company will pay Penn milestone payments upon achievement of certain developmental and commercial milestones, which are expected to be immaterial in the near term, as well as low to mid single-digit royalties percentages on net sales of licensed products. The Company is also obligated to pay Penn a certain percentage of its sublicense income, such percentage based on the stage of development of the licensed product at the time of the sublicense grant.

Absent early termination, the Collaboration Agreement will continue on a country-by-country basis and product-by-product basis, until there are no more royalty payments owed to Penn on such licensed product in such country. The Company may terminate the Collaboration Agreement upon prior written notice to Penn if Dr. Wilson becomes unavailable and an acceptable substitute is not found within a certain period of time. Further, the Company may terminate the Collaboration Agreement, or any Subfield, at its convenience upon prior written notice to Penn. Penn may terminate the Collaboration Agreement with respect to the relevant Subfields upon the Company’s uncured breach of certain covenants or if the Company fails to use commercially reasonable efforts to clinically develop, obtain regulatory approval of and commercialize at least one licensed product in each Subfield in the major markets and fails to address such failure. Either party may terminate the Collaboration Agreement for an uncured material breach of the agreement, or for insolvency or bankruptcy of the other party.

The foregoing description of the Collaboration Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016.

Item 7.01.	Regulation FD Disclosure

On May 5, 2016, the Company issued a press release relating to the Collaboration Agreement. The full text of the press release is furnished as Exhibit 99.1 hereto. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company on May 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2016	DIMENSION THERAPEUTICS, INC.

	By:	/s/ Jean Franchi
Jean Franchi
Chief Financial Officer